Exhibit 3 (i)

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775)684 5708 Website: secretaryofstate.biz

Filed in the office of /s/ Ross Miller Secretary of State State of Nevada	Document Number 20070761667-32
Filing Date and Time 11/06/2007 1:00 PM
Entity Number E0764952007-7

Articles of Incorporation (PURSUANT TO NRS 78)

1. Name of Corporation:	TWL Corporation
2. Resident Agent Name and Street Address: (must be a Nevada address where process may be served)
The Corporation Trust Company of Nevada
Name
6100 Nail Road, Suite 500_________________________Reno____________,  NEVADA                    89511
Street Address                                                                           City                                                                      Zip Code
_________________________________________________________________,
(Optional Mailing Address)                                                     City                                       State                      Zip Code

3. Shares: (number of shares corporation authorized to issue)	Number of shares with par values: one hundred (100) Par value per shares: .001 Number of shares without par valued
4. Names & Addresses, of Board of Directors/Trustees: (attach additional page if there is more than 3 directors/trustees)
1. Denis Cagan
    Name
    4101 International Parkway                                     Carrollton                                           TX                           75007
    Street Address                                                               City                                               State                       Zip Code
2.
    Name
    ________________________________________________________________________
    Street Address                                                              City                                                State                       Zip Code

3.
    Name
    __________________________________________________________________________________
    Street Address                                                             City                                                 State                       Zip Code

5. Purpose: (optional–see instructions)	The purpose of this Corporation shall be: To engage in any lawful act or activity
6. Names, Address and Signature of Incorporator: (attach additional page if there is more than 1 incorporator)	Dennis Cagan /s/ Dennis Cagan Name Signature 4101 International Parkway Carrollton TX 75007 Address City State Zip Code
7. Certificate of Acceptance of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. Authorized Signature of R.A. or On Behalf of R.A. Company Date

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775)684 5708 Website: secretaryofstate.biz

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

1.	The name of the entity for which correction is being made:
TWL Corporation

2.	Description of the original document for which correction is being made:
Articles of Incorporation

3.	Filing date of the original document for which correction is being made: 11/06/2007

4.	Description of the inaccuracy or defect.

Section 3.

The capitalization structure is incorrect. The Corporation should have authority to issue is Seven Hundred and Sixty Million (760,000,000) shares of capital stock consisting of Seven Hundred and Fifty Million (750,000,000) shares of common stock ("Common Stock") and Ten Million (10,000,000) shares of preferred stock ("Preferred Stock"), including Series A Preferred Stock, of which 4,300,000 shares have been issued, but the incorrect filing only gives the Corporation the authority to issue 100 shares. The common stock value is $.0001.

5.	Correction of the inaccuracay or defect.

Section 3.
This section should read as follows:

The aggregate number of shares which the Corporation shall have authority to issue is Seven hundred Sixty Million (760,000,000) shares of capital stock consisting of Seven Hundred Million (750,000,000) shares of common stock ("Common Stock") and Ten Million (10,000,000) shares of preferred stock ("Preferred Stock"), with the rights and privileges as set forth on the attached Exhibit 1. The Common stock value is $.0001

6.	Signature:

Authorized Signature	Title *	Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited -Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM Correction 2007
Revised on: 10/23/07

EXHIBIT 1

Section III.

(A) The aggregate number of shares which the Corporation shall have authority to issue is Seven Hundred Sixty Million (760,000,000) shares of capital stock consisting of Seven Hundred Fifty Million (750,000,000) shares of common stock ("Common Stock") and Ten Million (10,000,000) shares of preferred stock ("Preferred Stock").

The authority to issue the Preferred Stock shall be vested in the board of directors. The board of directors, without shareholder action, may amend the corporation's articles of incorporation pursuant to Nevada Revised Business Corporation Act to:

(i)
create one or more series of Preferred Stock, fix the number of shares of .each such series, and designate, in whole or part, the preferences, limitations, and relative rights of the series, all before the issuance of any shares of that series;

(ii)	alter or revoke the preferences, limitations, and relative rights granted to or imposed upon any wholly unissued series of Preferred Stock; or

(iii)
increase or decrease the number of shares constituting anY series, the number of shares of which was originally fixed by the board of directors, either before or after the Issuance of shares of the series, provided that the number may not be decreased below the number of shares of the series then outstanding, or increased above the total number of authorized shares of Preferred Stock available for designation as part of the series.

The preferences, limitations, and relative rights of the Preferred Stock or any series of the Preferred Stock may include, but is not limited to, Preferred Stock that (a) has special, conditional or limited voting rights, or no right to vote; (b) is redeemable or convertible; (c) entitles the holders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative; (d) and Preferred Stock that has preference over the Common Stock with respect to distributions, including dividends and distributions upon the dissolution of the corporation. The above-described authority of the board of directors to fix and determine may be exercised by corporate resolution from time to time as the board of directors sees fit.

(B) Set forth as Exhibit A to these Amended and Restated Articles of Incorporation is an Amended Statement of Designations setting forth the rights, preferences, privileges and limitations of a series of Preferred Stock consisting of four million three hundred thousand (4,300,000) shares and designated as the Series A Convertible Preferred Stock.

EXHIBIT A

TWL CORPORATION
STATEMENT OF DESIGNATION, POWERS,
PREFERENCES AND RIGHTS OF
SERIES A PREFERRED STOCK

NOW, THEREFORE, BE IT RESOLVED:

1.           Designation and Authorized Shares. The Corporation shall be authorized to issue four million three hundred thousand (4,300,000) shares of Series A Preferred Stock, $1.00 par value per share (the "Series A Preferred Stock").

2.           Dividends. The holders of record of shares of Series A Preferred Stock (each a "Holder" and collectively, the "Holders") shall be entitled to receive, dividends at the rate per share (as a percentage of the Stated Value per share) of 7% per annum payable semi-annually on June 30 and December 31, commencing on December 31, 2006, the first such date after the date of issue of the preferred stock (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day)("Dividend Payment Date"). The form of dividend payments to each Holder shall be made at the sole discretion of the Corporation, subject to the restriction set forth in Section 5(a)(ii): (i) if funds are legally available for the payment of dividends, in cash, (ii) in registered shares of Common Stock of the Corporation or (iii) in restricted shares of Common Stock of the Corporation with piggyback registration rights. In the event that the Corporation elects to issue shares of Common Stock in connection with the dividend, such dividend shares shall be determined by dividing the dividend amount by 98% of the volume- weighted average price of the common stock for the 20 trading days immediately preceding the Dividend Payment Date (the "Dividend VWAP"); provided, however, if the Corporation is unable to determine the Dividend VWAP, then such dividend shall be determined by dividing the dividend amount by the average of the three highest closing bid prices during the 20 trading days immediately preceding the record date for payment of such dividend. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, , if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of the Series A Preferred Stock held by each Holder.

3.              Voting. Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall not be entitled to vote on any matters submitted to shareholders of the Corporation.

4.             Liquidation.

4.1         Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value, as such Stated Value is reduced by any payments made to such holder by the Corporation pursuant to Section 2 above (as adjusted for any stock splits, stock combinations, reclassifications, stock dividends, and distributions. All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series A Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock. If any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series. A Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance, with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

4.2         Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation. The Corporation shall, upon receipt of such determination of fair market value, give prompt written notice of the determination to each holder of shares of Series A Preferred Stock.

5.              Conversion.

(a)            (i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into shares of Common Stock (the "Conversion Shares") (subject to the limitations set forth in Section 5(a)(ii) ) determined by dividing the Stated Value (as defined below) of such share by the Set Price (as defined below) , at the option of the Holder, at any time within five (5) years from and after the Original Issue Date (as defined below). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion") . Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation by facsimile (the "Conversion Date") . If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii)  Beneficial Ownership Limitation. (A) The Corporation shall not issue in lieu of cash dividend payment or effect any conversion of the Series A Preferred Stock, and the Holder shall not have the right to convert any portion of the Series A Preferred Stock to the extent that after giving effect to such issuance or conversion, the Holder (together with the Holder's affiliates), as disclosed in writing to the Corporation or as otherwise set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such issuance or conversion. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. To the extent that the limitation contained in this Section 5(a) (ii) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by the Holder together with any affiliates) and of which shares of Series A Preferred Stock is convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder's determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such Holder) and which shares of the Series A Preferred Stock is convertible, in each case subject to such aggregate percentage limitations set forth herein. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 5(a) (ii), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation's most recent Form 10-QSB or Form 10-KSB, as the case may be, (B) a more recent public announcement by the Corporation or (C) any other notice by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock then outstanding. Upon the written or oral request of the Holder, the Corporation shall within three Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. Prior to issuance of dividends in Common Stock, the Corporation shall confirm the current holdings of the Holder (and its affiliates) to determine whether such issuance is permissible hereunder. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 5(a) (ii) may be waived by the Holder upon, at the election of the Holder, not less than 61 days' prior notice to the Corporation, and the provisions of this Section 5(a) (ii) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

(iii)  Set Price.  The conversion price for each share of Series A Preferred Stock shall equal $0.08  (the "Set Price"), PRE-20 for 1 Reverse Split.

6.             Redemption. At the option of the Corporation, at any time prior to the fifth (5th) anniversary date of the Original Issue Date, the Corporation may redeem the Series A Preferred Stock at a purchase price equal to the Stated Value, plus all declared, accrued, but unpaid dividends. The Corporation shall give the holders of the Series A Preferred Stock at least five (5) days prior written notice of its intention to redeem the Series A Preferred Stock. "Original Issue Date" shall mean the dates of issuance of the Series A Preferred Stock.

7.             Record Holders. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

8.             Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the unanimous vote or written consent of the holders of the then outstanding shares of the Series A Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series A Preferred Stock, including without limitation cancel or modify adversely and materially the voting rights as provided in Section 2 herein.

9.              Stated Value. The stated value of the Series A Preferred Stock shall be $1.00 per share (the "Stated Value").